     AMENDMENT NO. 1 TO AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

VANGUARD BOND INDEX FUNDS

     This Amendment No. 1 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of Vanguard Bond Index Funds (the “Trust”) amends, effective September 18, 2009, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of November 19, 2008, as amended (the “Agreement”).

     By resolutions adopted at a meeting of the Trust’s Board of Trustees (the “Board”) on September 18, 2009, the Board approved this Amendment. Under Article VIII, Section 4 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

     WHEREAS, the Trust desires to amend the Agreement to reflect the addition of an Institutional Plus Share class to the Vanguard Total Bond Market Index Fund, a series of the Trust;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.
2.	All references in the Agreement to the “Amended Declaration of Trust” or “Declaration of Trust” shall mean the Agreement as amended by this Amendment.
3.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of September 18, 2009.

VANGUARD BOND INDEX FUNDS

By: /s/ Arthur S. Gabinet

Name: Arthur S. Gabinet
Title: Assistant Secretary